Exhibit 10.1

ELECTION AND NOMINATION AGREEMENT

This Election and Nomination Agreement (this “Agreement”), dated June 1, 2016, and effective May 25, 2016 (the “Effective Date”), is by and among (i) Wynnefield Partners Small Cap Value, L.P., Wynnefield Partners Small Cap Value, L.P. I, Wynnefield Small Cap Value Offshore Fund, Ltd., Wynnefield Capital, Inc. Profit Sharing & Money Purchase Plan, Wynnefield Capital Management, LLC, Wynnefield Capital, Inc. (collectively, the “Shareholder Parties” and each individually, a “member” of the Shareholder Parties) and (ii) Global Power Equipment Group Inc. (the “Company”).  Capitalized terms used but not otherwise defined herein shall have the meanings set forth in Section 20.

WHEREAS, the Shareholder Parties Beneficially Own an aggregate of 3,167,718 shares of common stock of the Company, par value $0.01 (the “Common Stock”) issued and outstanding on the date hereof; and

WHEREAS, the parties have determined that it is in their respective best interests to come to an agreement with respect to the election of members of the Company’s Board of Directors (the “Board”) at the Company’s first Annual Meeting of Shareholders following the date of this Agreement (the “2016 Annual Meeting”) and the Annual Meeting of Shareholders following the 2016 Annual Meeting (the “2017 Annual Meeting”) and certain other matters, as provided in this Agreement.

WHEREAS, the parties have determined to come to an agreement with respect to the addition of two director candidates to the Board in advance of the 2016 Annual Meeting, one of whom, David A. B. Brown, was elected to the Board on the Effective Date.  A second director candidate may be designated by the Shareholder Parties pursuant to Section 1(a) of this Agreement (such person, upon being elected to the Board, the “Second Designee”).  Each of Mr. Brown and the Second Designee may be referred to in this Agreement as a “Designee” and, together, as the “Designees”.  The parties acknowledge that the Second Designee may be an employee of the Shareholder Parties and, if such is the case, shall serve on the Board as a representative of the Shareholder Parties.

NOW, THEREFORE, in consideration of and reliance upon the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.             Covenants of the Company.

(a)           The Company has, as of the Effective Date, increased the size of its Board from eight (8) to eleven (11) members and appointed Mr. Brown to fill one of such vacancies.  The Nominating and Corporate Governance Committee of the Board (the “Nominating Committee”) in good faith, having reviewed the credentials of Mr. Brown in the exercise of its fiduciary duties, concluded that Mr. Brown has business experience in such areas as would reasonably be expected to enhance the Board, and determined, consistent with the Company’s guidelines relating to director qualifications and Board composition, to recommend to the Board that Mr. Brown be elected to the Board, and the Board elected Mr. Brown to the Board.  The Shareholder Parties have provided to the Company an executed letter from Mr. Brown in the form attached hereto as Exhibit A which includes a consent from Mr. Brown to (i) serve as a director of the Company once elected pursuant to the terms of this Section 1(a), (ii) be named as a nominee in the Company’s proxy statement for the 2016 Annual Meeting and (iii) to continue to serve as a director during his term, subject to his right or obligation to resign from the Board (a letter in such form, a “Nominee Letter”).  Mr. Brown, who is not employed by and receives no compensation from the Shareholder Parties, will serve as an independent designee of the Shareholder Parties.  The Shareholder Parties shall be entitled to designate an additional candidate as the Second Designee who shall be recommended by the Nominating Committee and approved by the Board (such recommendation and approval not to be unreasonably withheld, conditioned or delayed, and if such proposed designee is not approved by such committee, the Shareholder Parties shall be entitled to continue designating director candidates until such proposed designee is approved by such committee), and the Company shall take all necessary action to promptly appoint such person to the Board.  The Second Designee, prior to his or her appointment to the Board, shall be required to, and the Shareholder Parties shall cause such person to, execute a Nominee Letter.

(b)           Promptly following their election to the Board, (i) the Nominating Committee shall recommend for appointment, and the Board shall appoint, the Second Designee to the Nominating Committee and Mr. Brown to the Compensation Committee of the Company and (ii) upon the written request of the Shareholder Parties, the Nominating Committee shall recommend for appointment, and the Board shall appoint, Mr. Brown to the Audit Committee of the Company.  Any appointments pursuant to this Section 1(b) shall be subject to any independence requirements for service on such committees under applicable law or regulation, including the rules of any stock exchange on which the Common Stock is listed.  Each Designee shall have the same rights as other members of the Board to be invited to attend meetings of committees of the Board of which such Designee is not a member.

(c)           The Company shall include the Designees in the Company’s slate of nominees for election as directors of the Company at the 2016 Annual Meeting and the 2017 Annual Meeting and shall use commercially reasonable efforts to cause the election of the Designees to the Board at the 2016 Annual Meeting and the 2017 Annual Meeting (including recommending that the Company’s shareholders vote in favor of the election of the Designees, including such nominees in the Company’s proxy statement for the 2016 Annual Meeting and the 2017 Annual Meeting and otherwise supporting such nominees for election in a manner no less rigorous and favorable than the manner in which the Company supports its other nominees in the aggregate).  The Shareholder Parties shall provide, and shall ensure that the Designees provide, the Company with such information with respect to the Shareholder Parties and the Designees as is (i) required to be included in the proxy statement under applicable law or (ii) required or requested by any insurance or regulatory agency or governmental body in connection with the Designees’ nomination or service on the Board.  In connection with the 2016 Annual Meeting, the Company shall decrease the size of its Board from eleven (11) members to seven (7) members.

(d)           Except as set forth in Section 1(e), if either Designee resigns from the Board or is rendered unable to, or refuses to, serve on the Board during the term of this Agreement, the Shareholder Parties shall be entitled to designate a replacement who is recommended by the Company’s Nominating Committee and approved by the Board (such recommendation and approval not to be unreasonably withheld, conditioned or delayed) for such Designee (and if such proposed designee is not approved by such committee, the Shareholder Parties shall be entitled to continue designating a replacement until such proposed designee is approved by such committee) (a “Replacement”), and the Company shall take all necessary action to promptly appoint such person to the Board.  Any such person who becomes a director in replacement of the Designee pursuant to this Agreement shall be deemed to be a Designee for all purposes under this Agreement and prior to his or her appointment to the Board, shall be required to, and the Shareholder Parties shall cause such person to, execute a Nominee Letter.

(e)           Notwithstanding anything to the contrary in this Agreement, (i) the Shareholder Parties shall not be entitled to appoint a Replacement for any Designee for whom the irrevocable resignation provision set forth in such Designee’s Nominee Letter has become effective and (ii) if, at any time during the term of this Agreement, the Shareholder Parties, have, in the aggregate, Beneficial Ownership of less than nine percent (9%) of the outstanding shares of Common Stock, the Company shall, if the Second Designee has been appointed to the Board, have the right to require the resignation of Mr. Brown or his Replacement and the Shareholder Parties shall not have a right to a Replacement thereafter; provided that, if the Second Designee has not been appointed to the Board, the Shareholder Parties shall have the right to require the resignation of Mr. Brown or his Replacement (and thereafter exercise their rights to designate a further Replacement under Section 1(d)) or, if the Shareholder Parties fail to require such resignation, they shall forfeit the right to appoint the Second Designee pursuant to this Agreement.  The Company shall not be obligated to include the Designees or any Replacement on the slate of directors proposed for election at any Shareholders Meeting other than the 2016 Annual Meeting and the 2017 Annual Meeting pursuant to this Agreement.  For the Annual Meeting of Shareholders following the 2017 Annual Meeting (the “2018 Annual Meeting”), as long as either Designee (or a Replacement) is on the Board, the Company shall notify the Shareholder Parties in writing no less than forty-five (45) calendar days before the last day of the advance notice deadline set forth in the Third Amended and Restated Bylaws of the Company (the “Bylaws”) if such Designee or Designees will not be nominated by the Company for election as a director at such Annual Meeting.

(f)            The Company shall not submit any proposal to its shareholders in connection with the 2016 Annual Meeting, except as may be required (i) by the laws of the State of Delaware and the United States of America (including the SEC) and (ii) with respect to (A) the nominees for election as directors, (B) the ratification of the Company’s independent registered public accounting firm for the applicable year; (iii) an advisory vote on the compensation of the Company’s named executive officers; and (iv) the approval of equity compensation plans, in each case, as approved and recommended by the Board.  The Company shall use commercially reasonable efforts to hold the 2016 Annual Meeting no later than December 31, 2016.

(g)           During the term of this Agreement, the Company shall not seek to (i) amend the Second Amended and Restated Certificate of Incorporation of the Company (the “COI”) or the Bylaws to authorize any new class or series of the Company’s stock or alter any provision regarding Shareholder Meetings, except as may be required by the laws of the State of Delaware and the United States of America, and the regulations thereunder; (ii) increase the size of the Board (A) prior to the 2016 Annual Meeting, beyond eleven (11) members or (B) following the 2016 Annual Meeting, beyond seven (7) members or (iii) reduce the liability coverage under the Company’s existing insurance policy for directors and officers beyond the amount in effect as of the Effective Date.  The Company further agrees that it shall not make any public statement critical of the Designees or the Shareholder Parties during the term of this Agreement.

(h)           The obligations of the Company pursuant to this Agreement shall cease upon termination of this Agreement pursuant to Section 3.

2.             Covenants of the Shareholder Parties.

(a)           In consideration of the Company’s covenants set forth in this Agreement, the Shareholder Parties shall not, and shall cause their respective directors, officers, partners, members, employees, agents (in each case, acting in such capacity) and controlled Affiliates which are not publicly traded entities or are publicly traded entities but are acting at the direction of the Shareholder Parties (collectively, “Shareholder Party Representatives”) not to, directly or indirectly:

(i)            seek, alone or in concert with others, (i) to call a meeting of shareholders, (ii) representation on the Board, except as specifically contemplated in Section 1 or (iii) the removal of any member of the Board;

(ii)           solicit proxies or written consents of shareholders or conduct any other type of referendum (binding or non-binding) with respect to the shares of Common Stock, or from the holders of the shares of Common Stock, or become a “participant” (as such term is defined in Instruction 3 to Item 4 of Schedule 14A promulgated under the Exchange Act) in or assist any third party in any “solicitation” of any proxy, consent or other authority (as such terms are defined under the Exchange Act) to vote any shares of Common Stock (other than any encouragement, advice or influence that is consistent with the Board’s recommendation in connection with such matter);

(iii)          (A) form or join in a “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to any shares of Common Stock (for the avoidance of doubt, excluding any group composed solely of the Shareholder Parties and their Affiliates), (B) grant any proxy, consent or other authority to vote with respect to any matters to be voted on by the Company’s shareholders (other than to Shareholder Parties and their Affiliates and the named proxies included in the Company’s proxy card for any annual meeting or special meeting of shareholders) or (C) agree to deposit or deposit any shares of Common Stock or any securities convertible or exchangeable into or exercisable for any such shares of Common Stock in any voting trust or similar arrangement (other than (x) to Shareholder Parties and their Affiliates  or the named proxies included in the Company’s proxy card for any Shareholders Meeting and (y) customary brokerage accounts, margin accounts, prime brokerage accounts and the like, in each case, of the Shareholder Parties and their Affiliates);

(iv)          execute any written consent as a shareholder with respect to the Company or its Common Stock, except as contemplated by this Agreement;

(v)           without the approval of the Board, separately or in conjunction with any third party in which it is or proposes to be either a principal, partner or financing source or is acting or proposes to act as broker or agent for compensation, propose (publicly, privately or to the Company) or effect any tender offer or exchange offer, merger, acquisition, reorganization, restructuring, recapitalization or other business combination involving the Company or a material amount of the assets or businesses of the Company or actively encourage, initiate or support any other third party in any such activity; provided that the Shareholder Parties shall be permitted to sell or tender their shares of Common Stock, and otherwise receive consideration, pursuant to any such transaction; and provided further that if a third party (not a party to this Agreement or an affiliate of a party) commences an unsolicited tender offer or exchange offer for all of the outstanding Common Stock that is not recommended by the Board, then the Shareholder Parties shall similarly be permitted to commence a tender offer or exchange offer for all of the outstanding Common Stock at the same or higher consideration per share;

(vi)          present at any annual meeting or any special meeting of the Company’s shareholders any proposal for consideration for action by the shareholders;

(vii)         seek to have the Company waive, amend or modify any provisions of the Company’s COI or the Bylaws;

(viii)        make any request for stocklist materials or other books and records of the Company under Section 220 of the Delaware General Corporation Law or otherwise, except as is reasonably necessary to enable the Shareholder Parties to effect a tender offer or exchange offer permitted under Section 2(a)(v);

(ix)          institute, solicit or join, as a party, or remain as a class member in any litigation, arbitration or other proceeding against the Company or any of its current or former directors or officers (including derivative actions), other than (A) litigation by the Shareholder Parties to enforce the provisions of this Agreement, (B) counterclaims with respect to any proceeding initiated by, or on behalf of, the Company or its Affiliates against the Shareholder Parties or a Designee and (C) the exercise of statutory appraisal rights; provided that the foregoing shall not prevent any member of the Shareholder Parties from responding to or complying with a validly issued legal process (and the Company agrees that this Section 2(a)(ix) shall apply mutatis mutandis to the Company and its directors, officers, partners, members, employees, agents (in each case, acting in such capacity) and Affiliates with respect to the Shareholder Parties);

(x)           otherwise act, alone or in concert with others, to (i) make any public statement critical of the Company, its directors or management or (ii) control or seek to control the Board, other than through non-public communications with the officers and directors of the Company;

(xi)          encourage, facilitate, support, participate in or enter into any negotiations, agreements, arrangements or understandings with respect to, the taking of any actions by any other Person in connection with the foregoing that is prohibited to be taken by the Shareholder Parties; or

(xii)         publicly disclose, except as may be required by applicable law, any request that the Company or any directors, officers, partners, members, employees, agents or Affiliates of the Company, directly or indirectly, amend or waive any provision of this Agreement (including this clause (a)(xii)).

(b)           Notwithstanding the foregoing:

(i)            nothing in this Agreement shall limit or in any way apply to any actions or communications that may be taken by a Designee as a director of the Company; and

(ii)           any member of the Shareholder Parties shall be entitled to (A) vote their shares in accordance with Section 2(c) of this Agreement or (B) propose a slate of nominees for election as directors and/or a proposal for consideration or approval by the shareholders at the 2018 Annual Meeting or any other Shareholder Meeting following such meeting called for such purpose (other than by the Shareholder Parties) and to take such other actions with respect thereto as required to comply with the advance notice provisions or other requirements of the Company’s COI or Bylaws, the laws of the State of Delaware and the United States of America, and the regulations thereunder.

(c)           At the Company’s 2016 Annual Meeting and 2017 Annual Meeting, the Shareholder Parties shall vote, and cause their respective Shareholder Party Representatives to vote, all of the shares of Common Stock Beneficially Owned by them for each of the Company’s nominees for election to the Board (but not more than seven (7) nominees in the aggregate); provided, that, subject to Section 1(e), such nominees shall include one or both Designees, at the option of the Shareholder Parties, and five other individuals who are directors serving on the Board as of the date of this Agreement or later elected to the Board with the approval of both of the Designees or the Shareholder Parties.  Except as contemplated by Section 2(b)(ii)(B), from the date hereof, until the termination of this Agreement in accordance with Section 3, the Shareholder Parties shall, and shall cause their respective Shareholder Party Representatives to, vote any shares of Common Stock Beneficially Owned by them in connection with any matter or proposal submitted to a vote of the Company’s shareholders as recommended by the Board.

(d)           The obligations of the Shareholder Parties pursuant to this Agreement shall cease upon termination of this Agreement pursuant to Section 3.

3.             Termination.  This Agreement shall terminate and the obligations of the parties under this Agreement shall cease:

(a)           at the option of the Company, upon the earliest of (i) any Designee agreeing to be included as a director nominee for election at any Shareholders Meeting, other than as a director nominated by the Board for election at such Shareholders Meeting; (ii) a material breach by any Shareholder Party of any obligation hereunder, which has not been cured within fourteen (14) calendar days after receiving notice of such breach from the Company, (iii) the Shareholder Parties, having, in the aggregate, Beneficial Ownership that is less than the lesser of five percent (5%) of the outstanding shares of Common Stock or 950,000 shares of Common Stock if the Company has more than 18,000,000 outstanding shares of Common Stock, or (iv) any Person becoming, or publicly announcing their intention to become, the Beneficial Owner of more than 50% of the Company’s voting stock, including by merger, acquisition, tender offer, exchange offer or other type of business combination;

(b)           at the option of the Shareholder Parties, upon the earliest of (i) a material breach by the Company of any obligation hereunder which has not been cured within fourteen (14) calendar days after receiving notice of such breach from the Shareholder Parties; (ii) (A) the public announcement by the Company of its intention to enter into a definitive agreement to transfer all or substantially all of the assets of the Company or more than 50% of the voting power the Company, whether by merger, acquisition, tender offer, exchange offer or other type of business combination or (B) any Person (other than the Shareholder Parties) publically announcing their intent to become the Beneficial Owner of more than 50% of the Company’s voting stock, including any merger, acquisition, tender offer, exchange offer or other type of business combination; or (iii) any time following the 2016 Annual Meeting or, if the 2016 Annual Meeting has not occurred by December 31, 2016, any time following January 1, 2017;

(c)           at the option of the Company, not more than forty-five (45) calendar days before the last day of the advance notice deadline for the 2018 Annual Meeting, as set forth in the Bylaws; or

(d)           at any time, upon the written consent of all parties.

No termination of this Agreement shall relieve any party from any liability for breach of this Agreement occurring before the date of termination.

4.             Public Announcements.  With the exception of required regulatory filings that would not otherwise violate the obligations of the Shareholder Parties under Section 2(a)(x), the parties shall consult with each other before issuing any press release or making any written or oral public statement (including any regulatory filing) with respect to this Agreement, and no party shall issue any such press release or make any such public statement or regulatory filing without the prior written consent of the other parties, which consent shall not be unreasonably withheld, conditioned, or delayed; provided, however, that any party may, without the prior consent of the other parties, issue such press release or make such public statement or regulatory filing as may upon the advice of counsel be required by applicable law, if it has notified and used all reasonable efforts to consult with the other parties.

5.             Confidentiality Agreement.  The Company understands and agrees that, subject to their fiduciary duties and confidentiality obligations to the Company as directors, the Designees may, if and to the extent that they desire to do so (in their sole and absolute discretion), disclose information they obtain while members of the Board to the Shareholder Parties, provided, that, except with the prior written consent of the Company’s General Counsel, it is understood and agreed that the Designees shall not disclose to the Shareholder Parties or their Representatives (as defined in the Confidentiality Agreement)

any Legal Advice that may be included in the information disclosed to the Designees with respect to which such disclosure would constitute waiver of the Company’s attorney-client privilege or attorney work product privilege.  The Company shall undertake reasonable efforts to identify, either in writing or orally, the privileged nature of any such Legal Advice to the Designees.  Notwithstanding the foregoing, upon the request of the Shareholder Parties, the Company will enter into an agreement or other documents with the Shareholder Parties that provide for the disclosure of Legal Advice to the Shareholder Parties in such a manner as to preserve attorney client privilege and attorney work product privilege provided that reputable outside legal counsel to the Company advises the Company that disclosure pursuant to the terms of such agreement or other documents will not waive the Company’s attorney client privilege or attorney work product privilege with respect to such Legal Advice.  The Shareholder Parties understand and agree that, to the extent that any information disclosed by a Designee (or any observer allowed to attend a meeting of the Board or its committee pursuant to Section 1(a)) to a Shareholder Party is Confidential Information as defined in that certain Confidentiality Agreement, dated April 13, 2016, by and among the Company and the Shareholder Parties (the “Confidentiality Agreement”), the Shareholder Parties will be bound by the terms of the Confidentiality Agreement with respect to the disclosure and/or use of such information through the later of (i) the expiration of the term of the Confidentiality Agreement or (ii) the termination of this Agreement pursuant to Section 3.

6.             Representations and Warranties of the Company.  The Company represents and warrants to the Shareholder Parties that (a) the Company has the corporate power and authority to execute this Agreement and to bind it hereto, (b) this Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company, and is enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles and (c) the execution, delivery and performance of this Agreement by the Company does not and will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to it or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could become a default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which the Company is a party or by which it is bound.

7.             Representations and Warranties of the Shareholder Parties.

(a)           Each Shareholder Party represents and warrants to the Company that (i) the authorized signatories of such Shareholder Party set forth on the signature page hereto have the power and authority to execute this Agreement and to bind the applicable Shareholder Party to this Agreement, (ii) this Agreement has been duly authorized, executed and delivered by each Shareholder Party, and is a valid and binding obligation of each Shareholder Party, enforceable against such Shareholder Party in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles and (iii) the execution, delivery and performance of this Agreement by such Shareholder Party does not and will not violate or conflict with (A) any law, rule, regulation, order, judgment or decree applicable to it or (B) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could become a default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which such Shareholder Party is a party or by which it is bound.

(b)           Each Shareholder Party represents and warrants that, as of the date of this Agreement, (i) the Shareholder Parties Beneficially Own an aggregate of 3,167,718 shares of Common Stock and (ii) except for such ownership, no member of the Shareholder Parties, individually or in the aggregate with all other members of the Shareholder Parties and their controlled Affiliates which are not publicly traded entities, has any other Beneficial Ownership of any shares of Common Stock or any securities convertible or exchangeable into or exercisable for any shares of Common Stock.

8.             Securities Laws.  The Shareholder Parties acknowledge that the Shareholder Parties are aware and have been advised that the United States securities laws prohibit any Person having non-public material information about a company from purchasing or selling securities of that company in violation of applicable law or from communicating such information to any other Person under circumstances in which it is reasonably foreseeable that such Person is likely to purchase or sell such securities.  The Shareholder Parties agree to comply with such securities laws in respect of communicating any such information and refraining from trading in Company securities while in possession of such information in violation of such securities laws.  The Company agrees that it shall provide written notice to the Shareholder Parties of any periods in which “Restricted Persons” (as defined in the Company’s Insider Trading and Securities Law Compliance Policy) are prohibited from trading the Company’s securities.

9.             Notices.  All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard hereto shall be in writing and shall be deemed validly given, made or served, if (a) given by email, when such email is sent to the email address set forth below during normal business hours and the appropriate confirmation is received or (b) if given by any other means, when actually received at the address specified below:

If to the Company:

Global Power Equipment Group Inc.

400 East Las Colinas Boulevard, Suite 400

Irving, Texas 75039

Attention:  Corporate Secretary

With a copy to (which shall not constitute notice):

Thompson Hine LLP

335 Madison Avenue, 12th Floor

New York, NY 10017

Attention:  Stuart Welburn

Email:  Stuart.Welburn@ThompsonHine.com

If to the Shareholder Parties:

Wynnefield Capital Management, LLC

450 Seventh Avenue, Suite 509

New York, New York 10123

Fax No.: 212.760.0824

Email: nobus@wynnecap.com

Attention: Nelson Obus, Managing Member

With a copy (which shall not constitute notice) to:

Kane Kessler, P.C.

1350 Avenue of the Americas, 26th Floor

New York, New York 10019

Fax No: 212.245.3009

Email:  rlawrence@kanekessler.com

Attention: Robert L. Lawrence

Any party may, by notice given in accordance with this paragraph to the other parties, designate updated information for notices hereunder.

10.          Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns.  No party may assign or otherwise transfer either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties; provided, however, that the Shareholder Parties may assign this Agreement to their respective Affiliates.  Any purported transfer requiring consent without such consent shall be void.

11.          Third Party Beneficiaries.  This Agreement is solely for the benefit of the parties hereto and is not enforceable by any other Persons.

12.          Entire Agreement; Amendments. This Agreement (including the exhibits hereto) and the Confidentiality Agreement represent the entire understanding and agreement of the parties with respect to the matters contained herein, and may be amended, modified or waived only by a separate writing executed by the Shareholder Parties and the Company expressly so amending, modifying or waiving this Agreement.

13.          Specific Performance.  The parties recognize and agree that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or injury would be caused for which money damages would not be an adequate remedy.  Accordingly, each party agrees that in addition to other remedies the other parties shall be entitled to seek an injunction without posting a bond or other undertaking restraining any violation or threatened violation of the provisions of this Agreement.  In the event that any action shall be brought in equity to enforce the provisions of the Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law.

14.          No Waiver. No failure or delay by a party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

15.          Governing Law. Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the Court of Chancery or other federal or state courts of the State of Delaware in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it shall not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the Court of Chancery or other federal or state courts of the State of Delaware, and each of the parties irrevocably waives the right to trial by jury, (d) agrees to waive any bonding requirement under any applicable law, in the case any other party seeks to enforce the terms by way of equitable relief, and (e) irrevocably consents to service of process by a reputable overnight delivery service, signature requested, to the address of such party’s principal place of business or as otherwise provided by applicable law.  THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING WITHOUT LIMITATION VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS EXECUTED AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES OF SUCH STATE.

16.          Expenses. Within ten (10) business days of the date of this Agreement, the Company will reimburse the Shareholder Parties for their documented out-of-pocket legal fees and expenses actually incurred in connection with this Agreement through the date of the execution of this Agreement, provided that such reimbursement shall not exceed $20,000 in the aggregate.

17.          Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same Agreement.

18.          Severability.  If at any time subsequent to the date hereof, any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but the illegality or unenforceability of such provision shall have no effect upon the legality or enforceability of any other provision of this Agreement.

19.          Interpretation and Construction.  Each of the parties hereto acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed the same with the advice of said independent counsel.  Each party and its counsel cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the parties shall be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation.  Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by each of the parties hereto, and any controversy over interpretations of this Agreement shall be decided without regards to events of drafting or preparation.  The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  The term “including” shall be deemed to mean “including without limitation” in all instances.

20.          Definitions.

(a)           “Affiliate” shall have the meaning set forth in Rule 12b-2 promulgated by the SEC under the Exchange Act.

(b)           “Beneficially Own” or variations thereof shall have the meaning set forth in Rule 13d-3 promulgated under the Exchange Act.

(c)           “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(d)           “Legal Advice” shall mean advice provided by in-house or outside legal counsel and shall not include factual information or the formulation or analysis of business strategy that is not protected by the attorney-client privilege.

(e)           “Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, estate, trust, association, organization or other entity of any kind or nature.

(f)            “SEC” shall mean the Securities and Exchange Commission.

(g)           “Shareholders Meeting” shall mean any meeting of shareholders (whether annual or special and whether by vote or by written consent).

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement, or caused the same to be executed by its duly authorized representative as of the date first above written.

GLOBAL POWER EQUIPMENT GROUP INC.

By:	/s/ Tracy D. Pagliara
Name: Tracy D. Pagliara
Title: Senior Vice President, Chief Administrative Officer, General Counsel and Secretary

SIGNATURE PAGE TO ELECTION AND NOMINATION AGREEMENT

Accepted and agreed as of the date first written above:

WYNNEFIELD PARTNERS SMALL CAP VALUE, L.P. I

By: Wynnefield Capital Management, LLC,
its General Partner

By:	/s/ Nelson Obus
Nelson Obus, Co-Managing Member

WYNNEFIELD PARTNERS SMALL CAP VALUE, L.P.

By: Wynnefield Capital Management, LLC,
its General Partner

By:	/s/ Nelson Obus
Nelson Obus, Co-Managing Member

WYNNEFIELD SMALL CAP VALUE OFFSHORE FUND, LTD.

By: Wynnefield Capital, Inc.,
its Investment Manager

By:	/s/ Nelson Obus
Nelson Obus, President

WYNNEFIELD CAPITAL, INC. PROFIT SHARING & MONEY PURCHASE PLAN

By:	/s/ Nelson Obus
Nelson Obus, Co-Trustee

WYNNEFIELD CAPITAL MANAGEMENT, LLC

By:	/s/ Nelson Obus
Nelson Obus, Co-Managing Member

WYNNEFIELD CAPITAL, INC.

By:	/s/ Nelson Obus
Nelson Obus, President

SIGNATURE PAGE TO ELECTION AND NOMINATION AGREEMENT

EXHIBIT A
FORM OF NOMINEE LETTER

[•], 2016

Attention:  Board of Directors
Global Power Equipment Group Inc.

400 East Las Colinas Boulevard, Suite 400

Irving, Texas  75039

Gentlemen:

This letter is delivered pursuant to Section 1(a) [FOR A REPLACEMENT: Section 1(d)] of the Election and Nomination Agreement, dated as of [•], 2016 (the “Agreement”), by and among the Company and the Shareholder Parties (as defined therein).  Capitalized terms used herein but not defined shall have the meaning set forth in the Agreement.

In connection with the Agreement, and subject to my right or obligation to resign from the Board, I hereby consent to (i) be appointed and serve as a director of the Company, (ii) be named as a nominee in the Company’s proxy statement for the 2016 Annual Meeting and the 2017 Annual Meeting and (iii) to continue to serve as a director during my term.  [FOR A REPLACEMENT: In connection with the Agreement, I hereby consent to be appointed and serve as a director of the Company.]  I also agree that, after the date hereof, I will provide to the Company, as requested by the Company from time to time, such information as the Company is entitled to reasonably receive from other members of the Board, including as is required to be disclosed in proxy statements under applicable law.

At all times while serving as a member of the Board, I agree to comply with all policies, procedures, processes, information requirements, codes, rules, standards and guidelines applicable to Board members, including the Company’s code of business conduct and ethics, securities trading policies, anti-hedging policies, Regulation FD-related policies, director confidentiality policies, related party transaction policy and corporate governance guidelines, in each case that may be identified to me from time to time, and preserve the confidentiality of Company business and information, including discussions or matters considered in meetings of the Board or Board committees.

Effective only upon, and subject to, such time as the Company provides written notice to the Shareholder Parties that it is [(i) exercising its right to require my resignation as a director pursuant to Section 1(e) of the Agreement or (ii)](1) requiring my resignation as a director in connection with, or at any time following, the termination of the Agreement pursuant to Section 3 of the Agreement, I hereby resign from my position as a director of the Company and from any and all committees of the Board on which I serve.

This resignation may not be withdrawn by me at any time.

Sincerely,

Name:

(1)  Not applicable to the Second Designee.